Exhibit 10.15

RED HAT, INC.

Senior Management Severance Plan

(Effective Date: December 22, 2008)

I.	Purpose

The purpose of this Senior Management Severance Plan (the “Plan”) is to provide financial assistance to any Participant (as defined in Section II, below) whose employment with Red Hat, Inc. or any of its subsidiaries (the “Company”) is terminated under the circumstances described herein.

II.	Participation

Selected Company employees shall be eligible to participate in this Plan (as a “Participant”) as long as they meet the requirements to be a Participant in this Section II.

A.	For purposes of this Plan, a Participant is a Company senior executive:

1.	who is designated as a Participant under this Plan by a written resolution of the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), and

2.	has executed an agreement substantially in the form set forth in Appendix A of this Plan (the “Agreement”) within ninety (90) days following the date on which such employee first meets the requirements of Section II.A.1 and who is and remains in compliance, in all material respects, with such Agreement.

B.	The individuals listed on Schedule A shall become Participants immediately upon execution of the Agreement if it is executed within ninety (90) days of the effective date of this Plan.

C.	A person designated as a Participant in the Plan may be removed from such Participation by vote of the Committee. Such vote shall be effective no earlier than the one year anniversary of the date on which such action is taken. Once such removal is effective the former Participant will not be entitled to benefits under the terms of the Plan unless and until again designated as a Participant in accordance with the applicable Plan terms.

III.	Entitlement to Plan Benefits

A.	A Participant shall be entitled to benefits under this Plan if the Board determines that the following requirements of this Section III.A have been met:

1.	the Participant’s employment is terminated by the Company without Good Cause (as defined in Section III.C) or by the Participant with Good Reason (as defined in Section III.D);

2.	the Participant is not entitled to benefits in connection with such employment termination (i) under the Red Hat, Inc. Senior Management Change in Control Policy or (ii) any individual agreement entered into after the Effective Date of this Plan that has not been waived by the Participant; and

3.	the Participant executes and delivers to the Company a release in the form provided by the Company that becomes irrevocable prior to the sixtieth (60th) day following the Termination Date (which release shall not release entitlement to benefits under the terms of the Plan or the Agreement if the Participant is entitled to benefits under such terms).

B.	For purposes of this Plan, “Termination Date” means the date on which the Participant’s employment with the Company ends.

C.	For purposes of this Plan, “Good Cause” means conduct involving one or more of the following:

1.	the conviction of the Participant of, or, plea of guilty or nolo contendere to, a felony;

2.	the willful misconduct by the Participant resulting in material harm to the Company;

3.	fraud, embezzlement, theft or dishonesty by the Participant against the Company or any subsidiary resulting in material harm to the Company;

4.	repeated and continuing failure of the Participant to follow the proper and lawful directions of the Company’s Chief Executive Officer or the Board after a written demand is delivered to the Participant that specifically identifies the manner in which the Chief Executive Officer or the Board believes that the Participant has failed to follow such instructions;

5.	the Participant’s current alcohol or prescription drug abuse affecting work performance, or current illegal use of drugs regardless of the effect on work performance;

6.	material violation of the Company’s Code of Conduct by the Participant that causes harm to the Company; or

7.	the Participant’s material breach of any term of the Agreement, or any other applicable confidentiality and/or non-competition agreements with the Company.

Notwithstanding the foregoing, a termination for Good Cause shall not have occurred unless (i) the Company gives written notice to the Participant of the Company’s intention to terminate the Participant’s employment within sixty (60) days after the Board of Directors has knowledge that an event constituting Good Cause has occurred, specifying in reasonable detail the circumstances constituting Good Cause and (ii) there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Participant if the Participant is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with legal counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Participant has engaged the conduct described above and specifying the particulars thereof in detail.

D.	For purposes of this Plan, “Good Reason” means one of the following:

1.	a material reduction in the Participant’s rate of annual base salary, other than an across-the-board reduction applicable to all Covered Executives of not more than 10%;

2.	a reduction in the Participant’s individual annual target bonus opportunity, other than an across-the-board reduction applicable to all Participants of not more than 10%;

3.	a significant and substantial reduction of the Participant’s responsibilities and authority, or a material adverse change in the Participant’s reporting relationship (e.g. not reporting directly to the Company’s Chief Executive Officer); or

4.	any requirement of the Company that the Participant be based anywhere more than fifty (50) miles from the Participant’s primary office location and in a new office location that is a greater distance from the Participant’s principal residence.

Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless the Participant gives written notice to the Company of the Participant’s intention to terminate employment within sixty (60) days after the occurrence of the event constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason and the Participant terminates employment within six (6) months of the end of such thirty (30) day period.

IV.	Severance Payments

A.	A Participant entitled to benefits under this Plan (and who has complied with Section III.A.3) shall receive the following:

1.	A lump sum payment equaling the amount set forth on Schedule A; and

2.	A lump sum payment of an amount equal to one hundred percent (100%) of the premiums required for twelve (12) months of continuation of the Participant’s (and his or her eligible dependents’) health, dental, and vision coverage (as provided under the continuation health coverage rules of COBRA).

B.	Except as required by Section VII.F., the payments under Section IV.A. shall be made on or before the seventy-fifth (75th) day following the Termination Date; provided that if the seventy-fifth (75th) day following the Termination Date falls in a calendar year subsequent to the calendar year of the Termination Date, the payment shall be made no earlier than the first day of that subsequent calendar year.

C.	Except as otherwise explicitly provided herein, in an individual agreement or by Company policy or under the terms of the applicable plan document, all participation by the Participant in Company benefit programs, other than participation in its health, dental and vision coverage if a COBRA election is made, shall end on the Termination Date. No contribution to the Company’s retirement programs may be made from or with respect to the amounts payable under this Plan.

V.	Continued Vesting and Exercise of Equity Compensation Awards

A.	Equity Compensation. Except with respect to equity awards with performance-based vesting which are subject to the provisions of Section V.B. below, each Participant who is entitled to benefits under Section IV of this Plan shall continue to vest (to the extent unvested) in each equity award outstanding on the Termination Date, until the earlier of (i) the one-hundred eightieth (180th) day after the Participant’s Termination Date, or (ii) expiration of the award (based on its original term).

B.	Awards with Performance-Based Vesting. Each Participant who is entitled to receive benefits under Section IV of this Plan will be treated, for purposes of earning Performance Share Units or other equity awards which vest on the basis of individual or Company performance with respect to any performance segment which has not been completed as of the Participant’s Termination Date, as continuing to be a Company employee until the earliest of (i) the one-hundred eightieth (180th) day after the Participant’s Termination Date (ii) ten (10) days after the Committee determines whether performance has been achieved for the performance segment during which the Termination Date occurs, and (iii) expiration of the award (based on its original term); provided that the earning of such Performance Share Units or other equity awards which vest on the basis of individual or Company performance shall depend on the performance requirements being met as provided under any applicable agreement.

C.	Exercise Period. Any equity award that is a stock option or stock appreciation right shall continue to be exercisable during the period described in Section V. A. or V. B., as applicable, and thereafter under the terms of the award as if the Participant’s employment terminated on the last date of such period, provided, however, that this extension does not override any general treatment under the applicable equity incentive plan in connection with a change in control or other corporate transaction (such as a general cashing out of the equity awards).

D.	Recoupment. In compliance with any applicable trading blackouts and other similar restrictions, Participants may exercise stock options or stock appreciation rights or dispose of other equity awards that vest or become exercisable under Section V only if they sign (or have signed) the release required by Section III.A.3 and it becomes enforceable against them. If a Participant exercises or disposes of equity awards covered by Section V and does not comply with Section III.A.3, the Committee may require payment to the Company as follows with respect to any incremental stock options, stock appreciation rights, or other equity awards that, under Section V, became vested or exercisable or had their exercise period extended or with respect to which the Participant was treated as a continuing employee under Section V.B.:

1.	For stock options, the gain equaling the excess, if any, of the fair market value on the exercise date (as determined under the applicable equity incentive plan) of the shares received on exercise over the exercise price paid for such shares, without regard to any market price increase or decrease after exercise (or, if higher, the proceeds received on disposition of the shares).

2.	For stock appreciation rights, the fair market value of the shares received on the date of exercise or the amount of cash received on exercise (or, if higher, the proceeds received on disposition of the shares).

3.	For restricted stock, the fair market value of the shares as of their date of vesting (or, if higher, the proceeds received on disposition of the shares).

4.	For restricted stock units or equivalent equity, the fair market value of the shares issued to the Participant (or, if higher, the proceeds received on disposition of the shares); and

5.	For any other form of equity award, such amount as the Committee may determine, applying similar principles.

Payment is due in cash or cash equivalents within ten (10) days after the Committee provides notice to a Participant that it is enforcing this Section. Any equity awards not already vested or exercised will then be immediately forfeited.

Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Committee may, but is not required to, accept retransfer of shares in lieu of cash payments. This provision supplements and does not supersede the recoupment provision in Section 8(a) of the Agreement (relating to violations of restrictive covenants).

VI.	Employee Retirement Income Security Act

The Plan constitutes an unfunded severance benefits plan that is intended to be a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Part 4 and 5 of Title I of ERISA.

A.	The “Plan Administrator” shall be one or more individuals appointed by the Company or, if no individual is so appointed, the Company shall be the Plan Administrator and these responsibilities shall be implemented by the Committee. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and the Named Fiduciary for purposes of Section 402 of ERISA.

B.	The Plan Administrator shall have full power and discretionary authority to administer the Plan in accordance with its terms and subject to the requirements of applicable law. The Plan Administrator shall have the authority and responsibility to: (i) construe the terms of the Plan, including the authority to remedy any omissions, ambiguities or inconsistencies in the provisions of the Plan, (ii) resolve all questions of fact under the Plan, including, without limitation, questions concerning eligibility, participation and benefits and all other related or incidental matters, and (iii) establish such procedures for the Plan as it deems advisable, including the establishment of a claims procedure consistent with Section 503 of ERISA.

C.	The Plan Administrator’s decisions and determinations (including determinations of the meaning and reference of terms used in the Plan) shall be conclusive and binding upon all Participants and their beneficiaries, heirs and assigns, in the absence of clear and convincing evidence that the Plan Administrator acted in a manner that was arbitrary and capricious.

VII.	Miscellaneous

A.	Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Participant, to the address set forth on the cover sheet or at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary (or, if the Participant is the Corporate Secretary, to the Chief Executive Officer).

B.

Amendment and Termination. This Plan and the benefits described herein or set forth on Schedule A may be amended or terminated by the Committee at any time; provided, however, that no such amendment or termination shall take effect earlier than twelve (12) months following the date the amendment or termination is adopted by the Committee, other than any amendment that is determined by the Committee, in its sole discretion, (i) to be necessary or appropriate to minimize or eliminate adverse tax treatment to Participants under Code Section 409A, or (ii) to have no material adverse effect on Participants.

Notwithstanding the foregoing, the Committee may reduce the benefits under Section IV.A.1 (and the terms of Schedule A) by up to fifty percent (50%) without the foregoing twelve (12) month delay if the Committee determines that, as a result of a substantially adverse change in the Company’s financial condition or in the results of the Company’s operation (other than solely a decline in the price of the Company’s common stock), it is in the Company’s overall best interest to reduce the severance payments. The reduction can apply to any or all Participants. The Committee must make its determination in good faith and set out its conclusions and their basis in writing. Any reduction under this paragraph shall be treated as a reduction covered by Section 3(d) of the Agreement (relating to a reduction in the noncompetition period under the Agreement).

C.	No Mitigation. A Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise and shall not be required to offset against such payment any payments he or she may receive from further employment.

D.	No Fiduciary or Employment Relationship. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or fiduciary relationship or contract for employment between the Company and any employee, and nothing in this Plan shall affect the right of the Company to terminate the employment of any employee for any reason whatsoever

E.	Delegation. To the extent permitted by applicable law, the Board may delegate any or all of its powers under this Plan to one or more committees or subcommittees of the Board. All references in this Plan to the “Board” shall mean the Board or a committee of the Board to the extent that the Board’s powers or authority under this Plan have been delegated to such committee. All references in this Plan to a “written resolution” of the Board shall mean a written resolution of the Board or a committee of the Board to the extent that the Board’s powers or authority under this Plan have been delegated to such committee.

F.

Taxation. Any payment provided for hereunder shall be paid net of any applicable withholding required under foreign, federal, state or local law. If and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his separation from service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and he or she is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination he or she, by accepting benefits hereunder, agree that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A or (ii) the tenth (10th) day after the date of death (either, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to him or her during the period between the date of separation from service and the New Payment Date shall be paid in a lump sum on such New Payment Date. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor any Participant shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent permitted or required by Section 409A. The Company intends that all actions under the Plan comply with Section 409A and other applicable law. This Plan is intended to comply with the provisions of Section 409A and the Plan must, to the extent practicable, be construed in accordance therewith. Terms defined in the Plan will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding the foregoing, to the extent that the Plan or any payment or benefit hereunder were determined not to comply with Section 409A, then neither the Company, the Administrator, nor its or their designees or agents shall be liable to the Participants or any other person for any actions, decisions, or determinations made in good faith.

G.	Conflict with Other Severance Policy or Agreements. The terms of this Plan supersede all severance provisions of any agreement executed between each Participant and the Company including, but not limited to, offer letters, individual employment agreements, and any other policy or program of the Company, with the exception of the Senior Management Change in Control Severance Policy.

H.	Severability. The invalidity, illegality or unenforceability of any provision of this Plan shall in no way affect the validity, legality or enforceability of any other provision.

I.	Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

J.	Governing Law. To the extent not preempted by ERISA, this Plan shall be governed by and construed in accordance with the laws of the State of North Carolina (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of North Carolina (or, if appropriate, a federal court located within the State of North Carolina), and the Company and the Participant each consent to the exclusive jurisdiction of such a court.

Schedule A

Participants (Section II.B)	Multiplier
Paul J. Cormier	1.75

Charles E. Peters, Jr.	1.75

Michael R. Cunningham	1.75

Alex Pinchev	1.75

Severance Payments (Section IV. A.1.)

The Severance Payment for any Participant under Section IV.A.1. shall equal the Participant’s Base Salary 1 times the Multiplier.

[1]	Base Salary shall be determined by annualizing the rate of base salary paid to the Participant on his or her Termination Date without taking into account any reduction in such base salary that would constitute good Reason under III.D.1.

Appendix – The Agreement

CONFIDENTIAL

EXECUTIVE AGREEMENT

This Agreement (the “Agreement”) is made between Red Hat, Inc., a Delaware corporation (collectively with each of its subsidiaries, the “Company”), and [            ] an executive-level employee of the Company who has been selected by the Compensation Committee of the Company for participation in the Red Hat, Inc. Senior Management Severance Plan (the “Severance Plan”) (the “Executive”) as of              , 20      (the “Effective Date”).

In consideration of the Company’s adoption of the Severance Plan under which Executive may become entitled to Severance Plan benefits, and in satisfaction of a condition of Executive’s participation in such Severance Plan, the Company and Executive agree as follows:

1.	Acknowledgment.

Executive acknowledges that Executive’s undertakings and commitments and the restrictions set forth in this Agreement, including in particular the non-compete and non-solicitation undertaking contained herein are a material inducement for the Company to create and maintain the Severance Plan and a requirement for Executive to become eligible as a participant in the Severance Plan. Executive acknowledges that he/she has received a copy of the Severance Plan and has had the opportunity to discuss its terms with the Company. Without regard to whether Executive ultimately receives benefits under the Severance Plan, Executive undertakes to fully comply with the provisions hereof and agrees that breach of these provisions will cause significant financial and other damages to the Company, including loss of strategic advantages.

2.	Non-Solicitation.

(a) During Executive’s employment with the Company and for a period of twelve (12) months thereafter, Executive shall not, for himself/herself or any entity, directly or indirectly: (i) solicit or cause to solicit for the purpose of diverting, taking away or disrupting, or of attempting to divert, take away or disrupt, the Company’s relationship or business with any person or entity who, at any time during the six (6) months preceding such action was or is a client, customer or business partner of the Company, or prospective client, customer or business partner of the Company; (ii) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or engagement with the Company; or (iii) hire, recruit or engage as an independent contractor, or attempt to hire, recruit or engage as an independent contractor, any person who was employed or otherwise engaged by the Company within six (6) months prior to such action.

(b) If Executive violates the provisions of this Section 2, Executive shall continue to be bound by the restrictions set forth in this Section 2 for an additional period equal to the aggregate period of such violation.

3.	Non-Competition.

(a) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(1) “Restricted Business” is defined as a software or software-related business that competes with the Company. “Restricted Business” includes, but is not limited to, the following companies: Oracle Corp., Novell, Inc., Microsoft Corp, Sun Microsystems Inc., IBM (International Business Machines Corp.), Citrix Systems, Inc., VMware, Inc. and/or rPath, Inc.

(2) “Restricted Territory” is defined as: Anywhere within the United States where the Company has clients and/or has marketed its products or services at the time Executive leaves employment with the Company.

(b) Noncompete Period.

(1) During Executive’s employment with the Company and for a period of twelve (12) months thereafter (the “Non-compete Period”), within the Restricted Territory, Executive shall not, for himself or any entity, be engaged in or provide to a Restricted Business any services similar to or related to the services Executive performed for or with the Company and related to any product or service line that competes with any Company product or service line existing or planned as of Executive’s termination from employment with the Company: (i) about which Executive had access to operational, financial, or strategic information while employed with the Company; or (ii) for which Executive was responsible and/or with which Executive was involved; or (iii) about which Executive was informed during Executive’s employment with the Company.

(2) At the request of Executive, following a confidential consultation, the Company will provide its good faith view as to whether a proposed relationship Executive may wish to pursue appears likely to violate this Section, provided that such determination does not prevent the Company from proceeding under this provision if the services to be provided by Executive change, the product or service line at the Restricted Business becomes subject to this Section, or the information provided to the Company was incomplete or incorrect.

(3) Notwithstanding the foregoing portions of this Section 3, it shall not be a violation of this section for Executive to engage in the practice of law, either at a law firm or with another entity (as long as he or she satisfies his or her professional obligations to keep and not use the confidences and Confidential Information of the Company and as long as his or her employment does not include non-legal duties that may assist a Restricted Business in competing with the Company).

(c) Executive will be treated as “engaged” in a Restricted Business if he or she provides services thereto as an employee, consultant, independent contractor, agent, or other representative or he or she owns an equity interest in the business (except for passive ownership, directly or indirectly, of not more than 1% of the outstanding stock of a publicly-held company and of not more than 5% of the outstanding stock of a private company).

(d) Effects of Changes to the Severance Plan:

(1) Subject to Section 3(d)(3), if the severance payment applicable to Executive, as described in Section IV.A.1 of the Severance Plan on the Effective Date, is reduced by at least 25%, then the Non-compete Period shall be reduced by the same percentage as the reduction in the severance payment applicable to Executive.

(2) Subject to Section 3(d)(3), if any of the periods of continued vesting or extended exercisability of equity compensation awards applicable to Executive, as described in Section V.A., V.B., and V.C. of the Severance Plan, is reduced by at least 25%, then the Non-Compete Period shall be reduced by the same percentage as the reduction in the applicable period.

(3) The Non-Compete Period will not be reduced:

(i) under Section 3(d)(1) if the reduction in severance payment results in Executive’s termination for Good Reason (because severance will then be based on the pre-reduction base salary) or if Executive agrees in writing to a reduction in base salary,

(ii) under Section 3(d)(2) if the reason for the reduced period is any generally applicable treatment under the relevant equity incentive plan in connection with a change in control or other corporate transaction (such as a general cashing out of the equity awards), or

(iii) under either Section 3(d)(1) or (d)(2) if Executive does not qualify for severance under Section III.A.1 (because his/her employment ends for a different reason).

(e) If Executive violates the provisions of this Section 3, Executive shall continue to be bound by the restrictions set forth in this Section 3 for an additional period equal to the aggregate period of such violation.

3A. Alternate Restrictive Covenants. [FOR USE ONLY IN NC/VA AGREEMENTS:

(a) Non-Solicitation.

(1) If paragraph (a) of the non-solicitation provision in Section 2 of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable because it spans too long a period of time, then it shall be replaced as follows:

During Executive’s employment with the Company and for a period of nine (9) months thereafter, Executive shall not, for himself/herself or any entity, directly or indirectly: (i) solicit or cause to solicit, divert or take away, or attempt to divert or take away any person or entity who, at any time during the six (6) months preceding such action was or is a client, customer or business partner of the Company or prospective client, customer or business partner of the Company; (ii) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or engagement with the Company; or (iii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company within six (6) months prior to such action.

(2) If both the above paragraph and paragraph (a) of the non-solicitation provision in Section 2 of this Agreement are found by a court of competent jurisdiction to be invalid or unenforceable because it spans too long a period of time, then it shall be replaced as follows:

During Executive’s employment with the Company and for a period of six (6) months thereafter, Executive shall not, for himself/herself or any entity, directly or indirectly: (i) solicit or cause to solicit, divert or take away, or attempt to divert or take away any person or entity who, at any time during the six (6) months preceding such action was or is a client, customer or business partner of the Company or prospective client, customer or business partner of the Company; (ii) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or engagement with the Company; or (iii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company within six (6) months prior to such action.

(b) Non-Competition.

(1) If paragraph (b)(1) of the non-competition provision in Section 3 of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable because it spans too long a period of time, then it shall be replaced as follows: During Executive’s employment with the Company and for a period of nine (9) months thereafter, within the Restricted Territory, Executive shall not, for himself or any entity, be engaged in or provide to a Restricted Business any services similar to or related to the services Executive performed for or with the Company and related to any product or service line that competes with any Company product or service line existing or planned as of Executive’s termination from employment with the Company: (i) about which Executive had access to operational, financial, or strategic information while employed with the Company; or (ii) for which Executive was responsible and/or with which Executive was involved; or (iii) about which Executive was informed during Executive’s employment with the Company.

(2) If both the above paragraph and paragraph (b)(1) of the non-competition provision in Section 3 of this Agreement are found by a court of competent jurisdiction to be invalid or unenforceable because they span too long a period of time, then paragraph (b)(1) of Section 3 of this Agreement shall be replaced as follows:

During Executive’s employment with the Company and for a period of six (6) months thereafter, within the Restricted Territory, Executive shall not, for himself or any entity, be engaged in or provide to a Restricted Business any services similar to or related to the services Executive performed for or with the Company and related to any product or service line that competes with any Company product or service line existing or planned as of Executive’s termination from employment with the Company: (i) about which Executive had access to operational, financial, or strategic information while employed with the Company; or (ii) for which Executive was responsible and/or with which Executive was involved; or (iii) about which Executive was informed during Executive’s employment with the Company.]

4.	Confidential Information.

(a) Confidential Information. Executive agrees at all times, both during and after the term of his or her employment with the Company, to hold in the strictest confidence, and not to use (except for the benefit of the Company at the Company’s direction) or disclose (without the written authorization of the Chief Executive Officer (CEO) or the Chairman of the Board of Directors of the Company (“Board”)), regardless of when disclosed to Executive, any and all technical data, trade secrets, know-how or other confidential or proprietary information of the Company, including without limitation any and all information related to the products, product plans, technologies, inventions, mask works, ideas, processes, formulas, source and object codes, computer programs, data bases, other works of authorship, improvements, discoveries, developments, designs and techniques, research, developmental or experimental work, customer and business partner lists, employee lists, business plans, sales or marketing plans or results, markets, prices and costs, financial information, or other subject matter pertaining to any business of the Company or any of its licensors, customers, business partners, consultants or customers (collectively, “Confidential Information”). Executive understands that Confidential Information further includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known (or known as a result of a wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved) by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Executive further understands that Confidential Information does not include (i) any of the foregoing items which is or has become publicly and widely known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved, (ii) disclosure or use of Confidential Information that in good faith is determined to be required or appropriate to advance the best interests of the Company in connection with Executive’s work as an employee of the Company and is not inconsistent with any lawful request or direction that Executive may receive from the Board or a committee or other representative of the Board, (iii) disclosure of Confidential Information when required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, however, that prior to any such disclosure Executive must notify the Company’s General Counsel (or, if Executive is General Counsel, the Chief Executive Officer) of such requirement sufficiently in advance to allow the Company a reasonable opportunity to take any action that it determines appropriate to protect such

Confidential Information and Executive agrees to cooperate with the Company in good faith in taking any such action, or (iv) disclosure of Confidential Information to Executive’s spouse, attorney and/or personal tax and financial advisors as reasonably necessary or appropriate to advance Executive’s tax, financial and other personal planning (each an “Exempt Person”); provided, however, that prior to any disclosure of Confidential Information to an Exempt Person Executive will inform such Exempt Person of Executive’s obligations hereunder and of their obligation to protect such Confidential Information to the same extent and Executive understands that any disclosure or use of any Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 4 by Executive.

(b) Former Employer Information. Executive agrees that he or she does not possess, has not brought, and will not bring to the Company, nor use or disclose in the course of the performance of his or her duties at the Company, any inventions, technical data, trade secrets, know-how or other confidential or proprietary information of any former employer or third party without the written authorization of such employer or third party. Executive represents that his or her performance of all terms of this Agreement or any other agreement related to his or her employment with the Company has not breached and will not breach any agreement to keep in confidence the inventions, technical data, trade secrets, know-how or other confidential or proprietary information of any former employer or third party acquired by Executive prior or subsequent to the commencement of his or her employment with the Company.

(c) Third Party Information. Executive recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and/or to use it only for certain limited purposes (“Third Party Information”). Executive agrees to hold all such Third Party Information in the strictest confidence and not to disclose it to any person or entity (other than Company personnel who need to know such information in connection with their work for the Company) or to use it except as necessary in carrying out Executive’s work for the Company consistent with the Company’s agreement with such third party.

5.	Assignment of Inventions and Original Works of Authorship

(a) Inventions and Original Works Assigned to the Company. During the term of Executive’s employment with the Company, Executive will promptly disclose to the Company, will hold in trust for the sole right and benefit of the Company and does hereby assign to the Company, all rights to and interests in inventions, developments, discoveries, techniques, modifications, improvements, technology, trade secrets, computer programs, mask works, know-how, processes, concepts, methods, systems, specifications, algorithms, designs, formulas, original works of authorship, or any other intellectual property rights whatsoever, whether or not patentable or registrable under copyright, trademark or similar laws or subject to analogous protection (“Inventions”) that Executive may, during employment with the Company, solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, (a) that relate to the Company’s past, present or demonstrated or reasonably foreseeable future business or research, whether or not developed during normal working hours, or (b) that are developed with the use or aid of any Company equipment, supplies or facilities, or

(c) that use or are based on or developed from any Confidential Information of the Company or Third Party Information, or (d) that result from any work, service or duty Executive performs with the Company (collectively, the “Assigned Inventions”). Executive agrees and represents that any Invention that would fall within the definition of Assigned Inventions but for having been conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice during employment but before the Effective Date shall also be hereby assigned and treated as an Assigned Invention. Any assignment hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like. Executive further acknowledges that all Assigned Inventions are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by his or her salary. Executive agrees not to allow any Invention that was conceived, developed, made or reduced to practice prior to his or her employment with the Company, belongs solely to Executive or belongs to Executive jointly with another, and relates in any way to any of the Company’s proposed businesses and products (a “Prior Invention”) to be incorporated into any product, process, technology or machine of the Company. If in the course of Executive’s employment with the Company, Executive incorporates (or has previously incorporated) into a Company product, process, technology or machine a Prior Invention, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, modify, make derivative works of, use, sell and otherwise distribute or exploit such Prior Invention as part of or in connection with such product, process, technology or machine. Notwithstanding the foregoing, Executive understands that this Agreement will not be deemed to require assignment of any Invention whose assignment to the Company pursuant to this Agreement would be expressly prohibited by a specifically applicable state law, regulation, rule or public policy of the State of North Carolina or the law of the jurisdiction in which Executive is primarily employed.

(b) Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Assigned Inventions during the term of his or her employment with the Company, in the format specified by the Company. The records will be available to and remain the sole property of the Company at all times. Executive agrees not to remove such records from the Company’s place of business except as expressly permitted in writing by an officer of the Company. Executive agrees to return all such records (including any copies thereof) to the Company at the time of termination of his or her employment with the Company.

(c) Enforcement of Intellectual Property Rights. Executive agrees that, whenever requested by the Company, he or she shall assist the Company or its designee to secure the Company’s, or its designee’s, rights in the Assigned Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments and the taking of all such other acts (including appearances as a witness) which the Company or its designee shall deem necessary in order to apply for, perfect, obtain, maintain, review, restore, enforce, defend and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees thereof and to further evidence, record and perfect the sole and exclusive rights, title and interest in and to such Assigned Inventions, and any copyrights, patents, trademarks, mask work rights, moral rights or other intellectual property rights relating thereto. Executive further agrees that his or her obligation to execute or cause to be executed, when it is in his or her power to do so, any such instruments or papers or to take such other acts shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of Executive’s mental or physical incapacity or unavailability or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Assigned Inventions, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in his or her behalf and stead to execute and file any such applications and any documents and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by Executive. Executive hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, which Executive now or hereafter has for infringement of any and all proprietary rights assigned to the Company or such designee pursuant to the terms of this Agreement.

6.	Non-Disparagement.

Executive understands and agrees that, as a condition for his or her eligibility to participate in the Severance Plan, he or she agrees not to make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition; provided, however, that nothing herein shall prevent Executive from making truthful disclosures to any governmental entity or in any litigation or arbitration.

7.	Severance Plan Ineligibility.

If, while Executive is employed by the Company, the Company determines that he or she no longer will be eligible for benefits under the Severance Plan, he or she shall cease to be bound by the post-employment restrictive covenants described in Sections 2 and 3 of this Agreement provided that nothing in this sentence eliminates such restrictions if the lack of eligibility is because Executive does not qualify for severance (such as on a voluntary resignation without Good Reason as defined in the Severance Plan).

8.	Miscellaneous.

(a) Equitable and Other Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. If Executive violates the provisions of Sections 2 or 3, Executive must promptly repay the amounts, if any, previously received under Sections IV and V of the Severance Plan (with the repayment of the equity compensation to be accomplished in any manner reasonably determined by the Company). In addition, Executive agrees that he or she is subject to the recoupment provisions of Section V.D. of the Severance Plan. Section Executive acknowledges and agrees that the repayment and recoupment provisions in the two preceding sentences are not provisions for liquidated damages. Executive agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage that is difficult to measure and that money damages will be insufficient. Therefore, in the event of any such breach or threatened breach, Executive agrees that the Company, in addition to such other remedies that may be available (including in this Section 8(a)), shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement, in addition to and cumulative with any other remedy that the Company may have at law or in equity. Executive hereby waives the adequacy of a remedy at law as a defense to any such equitable relief.

(b) Disclosure of this Agreement. Executive and Company each hereby authorizes the other to notify customers of the Company, any of Executive’s future employers, potential employers or service recipients, and, for a reasonable business purpose, others, of the terms and existence of this Agreement and Executive’s continuing obligations to the Company thereunder.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which, or into which, the Company may be merged or that may succeed to the Company’s assets or business; provided, however, that the obligations of Executive are personal and shall not be assigned by him or her. Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ Executive may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(d) Interpretation. If any restriction set forth in Section 2 or Section 3 is found by any court of competent jurisdiction to be unenforceable for any reason, including, but not limited to, because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to apply to the maximum extent possible, such as only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. [For use only in MA/VA Agreements.]

(e) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(f) Survival. This Agreement shall continue in full force and effect following the cessation of Executive’s employment with the Company for any reason.

(g) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the [State of North Carolina or the Commonwealth of Virginia/Massachusetts] (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the [State of North Carolina or the Commonwealth of Virginia/Massachusetts] (or, if appropriate, a federal court located within the [State of North Carolina or the Commonwealth of Virginia/ Massachusetts]), and the Company and Executive each consents to the exclusive jurisdiction of such a court. The Company and Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement or to any claim of forum non conveniens.

(i) Effect on Other Agreements; Amendment. The terms of the Severance Plan and this Agreement supersede all severance provisions of any agreement executed between Executive and the Company including, but not limited to, offer letters, individual employment agreements, and any other policy or program of the Company, with the exception of the Senior Management Change in Control Severance Policy. Except to the extent provided in the preceding sentence, this Agreement does not supersede any prior written Agreement between Executive and the Company relating to the subject matter of this Agreement, including, but not limited to, any Noncompetition, Confidentiality, and Assignment of Inventions Agreement previously executed by Executive. Such previously executed agreements are not expressly modified hereby and shall remain in full force and effect. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Executive and the Company. Executive agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(j) Termination Certificate. Executive agrees to execute the Termination Certificate attached as Exhibit A upon termination.

(k) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

EXECUTIVE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND THE SEVERANCE PLAN AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

Signatures on Page Following

RED HAT, INC.

Date:	By:

[EXECUTIVE]

Date:	(Signature)

EXHIBIT A

to

Executive Agreement

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, memoranda specifications, drawings, blueprints, sketches, materials, flow charts, equipment, other documents or property, or reproductions of any of the foregoing items belonging to Red Hat, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Executive Agreement signed by me, including the reporting of any inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Executive Agreement, I will preserve as confidential all technical data, trade secrets, know-how or other confidential or proprietary information of the Company, including without limitation any and all information related to the products, product plans, technologies, inventions, mask works, ideas, processes, formulas, source and object codes, computer programs, data bases, other works of authorship, improvements, discoveries, developments, designs and techniques, research, developmental or experimental work, customer and business partner lists, employee lists, business plans, sales or marketing plans or results, markets, prices and costs, financial information, or other subject matter pertaining to any business of the Company or any of its licensors, customers, business partners, consultants or customers.

Date:

NOTE: THIS IS A TEMPLATE WHICH IS TO BE SIGNED ONLY UPON TERMINATION

Executive Signature

Printed or Typed Name